Exhibit 99.1
BankAtlantic Bancorp, Inc. Announces Terms of Proposed Rights Offering
FORT LAUDERDALE, Fla.—(BUSINESS WIRE)—BankAtlantic Bancorp, Inc. (NYSE:BBX - News) today announced that it has set a subscription price of $2.00 per share for its previously announced rights offering of up to $100 million of its Class A Common Stock to its shareholders of record as of August 24, 2009.
Under the proposed rights offering, each shareholder of record as of the August 24, 2009 record date will receive, at no charge, approximately 4.5 non-transferable subscription rights for each share of BankAtlantic Bancorp Class A Common Stock and Class B Common Stock owned on the record date. (The actual number of rights will be determined based on the number of outstanding shares on the record date.) Each right will entitle the holder to purchase one share of BankAtlantic Bancorp Class A Common Stock at the subscription price of $2.00 per share.
BankAtlantic Bancorp will not issue fractional rights or shares; if the number of shares of Common Stock held by a shareholder on the record date would have resulted in its receipt of fractional rights, the number of rights to be issued to that shareholder will be rounded up to the nearest whole number. Over-subscription rights will not be available to shareholders in the rights offering.
Alan B. Levan, BankAtlantic Bancorp’s Chairman and Chief Executive Officer, said, “The Board concluded that proceeding with a rights offering particularly at this price, was the fairest alternative to the BankAtlantic Bancorp shareholders for raising equity. A rights offering gives our shareholders the opportunity to participate on a pro rata basis and maintain their ownership position as well as avoids the costs of an underwritten equity offering.”
Rights offering materials, including a prospectus and other items necessary to exercise the rights, will be mailed on or about August 28, 2009 to eligible shareholders. The prospectus will contain important information about the rights offering, and shareholders are urged to read the prospectus carefully when available. Questions from shareholders about the rights offering may be directed to the information agent for the rights offering, Georgeson Inc., at 199 Water Street, 26th Floor, New York, New York 10038, telephone (888) 219-8320 for shareholders and (212) 440-9800 for banks and brokers.
The subscription rights will be exercisable until 5:00 p.m. New York City time on September 29, 2009, unless BankAtlantic Bancorp extends the rights offering. BankAtlantic Bancorp reserves the right to cancel or terminate the rights offering at any time prior to the expiration date of the rights offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, copies of the prospectus and the accompanying prospectus supplement relating to these securities may be obtained by contacting BankAtlantic Bancorp, Inc., Attn: Investor Relations, 2100 West Cypress Creek Road, Fort Lauderdale, FL 33309.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE:BBX — News) is a bank holding company and the parent company of BankAtlantic.

About BankAtlantic:
BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches, online banking division - BankAtlantic.com , and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week with extended weekday hours, Free Online Banking & Bill Pay, a 7-Day Customer Service Center and Change Exchange coin counters.
For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
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BankAtlantic Bancorp Contact Info:
Leo Hinkley, Investor Relations Officer
Telephone: (954) 940-5300
Email: InvestorRelations@BankAtlanticBancorp.com
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Media Relations:
Sharon Lyn, Vice President
Telephone: 954-940-6383, Fax: 954-940-5320
Email: CorpComm@BankAtlanticBancorp.com
Public Relations for BankAtlantic:
Rbb Public Relations
Sandra Fine
Telephone: 305-567-0535, Fax: 305-448-5027
Email: sandra.fine@rbbpr.com
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties, including but not limited to the risk that, because of business, economic or market conditions or for any other reasons within BankAtlantic Bancorp’s discretion, BankAtlantic Bancorp may decide not to pursue the rights offering and that the rights offering may not be consummated. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by BankAtlantic Bancorp with the Securities and Exchange Commission. BankAtlantic Bancorp cautions that the foregoing risks and uncertainties are not exclusive.